Exhibit 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into effective as of January 31, 2005, between Anna’s Linen Company, a California Corporation (the “Company”) and Alan Gladstone (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement (the “Existing Agreement”) made and entered into as of January 1, 2002;

WHEREAS, the Existing Agreement has an initial term of five years, commencing January 1, 2002 and ending January 1, 2007;

WHEREAS, through efforts led by Executive, the Company’s size and profitability has increased significantly since January 1, 2002;

WHEREAS, the parties desire to enter into this Amendment to create greater continuity and certainty with respect to the terms of Executive’s employment with the Company by (i) providing for an extension of the term of the Existing Agreement until January 31, 2010; (ii) establishing Executive’s base salary at $500,000 but to eliminate automatic annual increases to such base salary; (iii) setting the amount of Executive’s bonus pool which will be used to determine the amount of Executive’s annual bonus at 60% of Executive’s base salary; and (iv) establishing benchmarks with respect to the net income of the Company with respect to which the amount of Executive’s annual bonus will be determined.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1. Extension of Term of Existing Agreement Concurrently with the execution of this Amendment, Section 3(a) of the Existing Agreement shall be amended so that the term of the Existing Agreement, as amended hereby, shall be extended until January 31, 2010 (the “Extended Term”).

2. Revision of Compensation Provisions. Concurrently with the execution of this Amendment, Section 4 of the Existing Agreement (Compensation) shall be amended in its entirety to read as follows:

“4. Compensation.

(a) Base Salary. Executive’s Base Salary shall be increased to $500,000 per annum effective as of January 31, 2005 (i.e. the first day of the Company’s 2005 fiscal year). During the remainder of the Term, the Company shall continue to pay the Executive for his services a minimum Base Salary of $500,000.00 per annum, to be paid in such installments as corresponds to the Company’s payroll cycle for all employees, such Base Salary being subject to any additional increases approved by the Board.

(b) [Intentionally Omitted]

(c) Bonus Compensation. Executive shall be entitled to receive a bonus for each fiscal year during the remainder of the term of this Agreement equal to a designated percentage of the Bonus Pool (as defined below), based on the amount of the Company’s net income after tax for such fiscal year, as set forth in the following table; subject, however, to the limitations as set forth below in this paragraph (c):

Amount of Company’s Net Income After Tax	Percentage of Bonus Pool to Which Executive is Entitled
Net income after tax exceeds the Company’s highest net income after tax for any preceding fiscal year by at least 50%	200%

Net income after tax exceeds the Company’s highest net income after tax for any preceding fiscal year by at least 37.5% but by less than 50%	150%

Net income after tax exceeds the Company’s highest net income after tax for any preceding fiscal year by at least 25% but by less than 37.5%	100%

Net income after tax exceeds the Company’s highest net income after tax for any preceding fiscal year by at least 20% but by less than 25%	66.7%

Net income after tax exceeds the Company’s highest net income after tax for any preceding fiscal year by less than 20%	0%

For purposes of this Section 4(c), the amount of the “Bonus Pool” shall be sixty percent (60%) of Executive’s Base Salary, as determined in accordance with Section 4(a) above. Accordingly, the Bonus Pool shall be $300,000 for the Company’s 2005 fiscal year. Notwithstanding the percentages set forth in the table above or any other provision of this Agreement to the contrary, the Company must have remaining net income after payment of the bonus such that the net income test in the left hand column of the table continues to be met. If the net income test cannot continue to be met after payment of the bonus, then the amount of the bonus must be reduced to the next lowest level until the test is met.

By way of example, if the Company’s net income after tax for the 2005 fiscal year is $10,000,000 and the Company’s net income after tax is for the 2006 fiscal year equals $16,000,000, then Executive shall be entitled to receive 200% of the bonus pool for the 2005 fiscal year, or $600,000. ($16,000,000 exceeds 2005 income by $6,000,000 or more than 50%.

After payment of the bonus of $600,000, the Company will have remaining $15,400,000 net income, which will still exceed 2005 income by more than 50%. Therefore, payment of the $600,000 bonus is appropriate.) If, however, the Company’s net income after tax for the 2006 fiscal year equals $15,400,000, then Executive shall be entitled to receive 150% of the bonus pool for that year, or $450,000. (While $15,400,00 exceeds $10,000,000 by more than 50%, payment of a $600,000 bonus under the 200% test would leave $14,800,000 remaining, which represents an increase of less than 50%). However, if the 150% test is applied, payment of a $450,000 bonus would leave $14,950,000 remaining, which amount does not meet the 200% test, but does meet the 150% test. Therefore, in this instance, Executive would be entitled to a bonus of $450,000.

Any bonus to which Executive shall be entitled in respect of performance for any particular fiscal year ended in January shall be paid by no later than April 30 following the end of such fiscal year.

(d) Additional Bonuses. In addition to the bonus compensation provided for in Section 4(c), Executive shall be entitled to any additional bonuses as may be approved by the Compensation Committee or by the requisite number of independent members of the Board.

(e) Option Awards. During the Term, but only after the occurrence of an initial public offering of the Company Shares, the Executive shall also be eligible to receive Company stock options as may be granted by the Board solely in its discretion, based upon the recommendations of the Compensation Committee.

(f) Benefit Plans. During the Term, Executive shall be entitled to the following benefits (collectively, “Benefit Plans”):

(i) Participation in, and to all rights and benefits provided by, each and every health, life, medical, dental, disability, insurance and welfare plan maintained by the Company including, without limitation, the benefits contemplated by Section 5 of this Agreement, that are maintained from time to time by the Company for the benefit of employees performing similar services, but in no event coverage less extensive than that afforded to Executive by the Company immediately prior to the date of this Agreement;

(ii) Sick leave and personal leave with pay in accordance with the prevailing policies of the Company;

(iii) Life insurance policy on the life of Executive with a death benefit of $2,500,000 for which Executive shall designate the beneficiary;

(iv) Disability insurance policy with a benefit of $10,000 per month;

(v) At all times during the term hereof, the Company, at its expense, shall furnish to Executive a fully equipped automobile of the Executive’s choice, for Executive’s use in the performance of his duties hereunder. The Company shall pay the cost of maintenance, operation, upkeep and repair of said automobile including license fees and insurance premiums.

Notwithstanding the foregoing, the Company acknowledges that from January 1, 2002 through the date of the signing of this Agreement, the Company, at its expense, has furnished two automobiles to Executive.

(vi) Participation in the Company’s deferred compensation plan and profit sharing plans, as currently in effect or as may subsequently be amended by the Company for the benefit of employees performing similar services, but in no event may Executive’s benefits under such plans be less extensive than that afforded to Executive by the Company immediately prior to the date of this Agreement; and

(vii) Any other benefits not specifically set forth herein as may be granted by the Company, in its sole and absolute discretion, to employees performing similar services.

(g) Vacation. The Executive shall be entitled each calendar year to vacation time, during which time his compensation shall be paid in full. The time allotted for such vacation shall be four (4) weeks.

(h) Continuation of Welfare Benefits. If Executive’s employment is terminated due to Executive’s Termination Without Cause or termination for Good Reason, the Company will continue to provide all benefits pursuant to Benefit Plans for a period of two (2) years following the Termination Date, and if Executive is no longer eligible to participate in one or more of the Benefit Plans because of such termination, Executive shall be entitled to, and the Company shall provide to Executive, benefits substantially equivalent to those Benefit Plans to which Executive was entitled immediately prior to such termination for two (2) years after the Termination Date. If Executive’s employment is terminated due to a Change of Control Termination, the Company will continue to provide all benefits pursuant to Benefit Plans for a period of three (3) years following the Termination Date, and if Executive is no longer eligible to participate in one or more of the Benefit Plans because of such termination, Executive shall be entitled to, and the Company shall provide to Executive, benefits substantially equivalent to those Benefit Plans to which Executive was entitled immediately prior to such termination for three (3) years after the Termination Date. The Company shall bear all costs related to the continuation of benefits pursuant to this paragraph (h) except for such portion of said costs that the Executive was responsible for prior to such Termination Date.

(i) Overall Qualification. Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Benefit Plans without notice or liability to Executive so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against Executive.”

3. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to such terms in the Existing Agreement.

4. Existing Agreement to Remain in Effect. The parties hereto confirm and agree that the Existing Agreement shall remain in full force and effect and, except for the provisions specifically amended or modified hereby, that all other provisions of the Existing Agreement shall remain as stated in the Existing Agreement.

5. Entire Agreement. This Amendment and the Existing Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements on the same subject, whether written or oral by and among the parties hereto.

6. Counterparts. This Amendment, and any amendments hereto, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

“THE COMPANY”

ANNA’S LINEN COMPANY

By:	/s/ Michael Harnetiaux
Michael Harnetiaux, Chief Financial Officer

“EXECUTIVE”

/s/ Alan Gladstone
Alan Gladstone

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